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                                                                    EXHIBIT 99.1


                                 NEWS RELEASE

FOR IMMEDIATE RELEASE
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For Further Information Contact:
Ray Christie
Phone: (510) 668-2200 or
Email: rchristi@thermawave.com


         Therma-Wave Signs Strategic Agreement with Applied Materials

FREMONT, Calif., July 25, 2000 -- Therma-Wave, Inc., (Nasdaq: TWAV) a leading supplier of process control metrology systems, today announced the signing of a strategic agreement with Applied Materials, Inc., the world's leading supplier of wafer fabrication solutions to the semiconductor industry. Under the agreement, Therma-Wave will develop and supply advanced metrology solutions for integration with Applied Materials' process systems and modules.

"We are continuously working to provide our customers with innovative capabilities that can increase the efficiency of their chipmaking operations while also minimizing costs," said Dr. Jaim Nulman, vice president and general manager of Applied Materials' Factory Efficiency Technologies Group. "Combining Therma-Wave's innovative metrology capabilities with our advanced equipment and Process Module(TM) technologies should enable us to improve process performance and increase system productivity to meet our customers' next-generation manufacturing requirements."

Applied Materials is bringing a new line of process control options to its customers by integrating metrology and inspection tools directly with its process equipment. In addition to increasing the availability of its systems in the manufacturing environment, these capabilities provide a way for chipmakers to minimize risk and improve factory economics.

"We are very excited to be working with Applied Materials, the leading equipment supplier to the semiconductor industry," said Martin Schwartz, president and CEO of Therma-Wave. "This agreement allows Therma-Wave to make an important contribution to Applied Materials' strategy for improving the efficiency of the chip manufacturing process."

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems

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used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films, for the monitoring of ion implantation, and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc., access web site: www.thermawave.com.

This press release contains forward-looking statements, particularly as they apply to possible future business and market situations, as that term is defined in the Private Securities Reform Act of 1995 which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such statements are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to Therma-Wave's annual report on Form 10-K for the year ended March 31, 2000 and Applied Materials' quarterly report on Form 10-Q for the quarter ended April 30, 2000. Therma-Wave and Applied Materials undertake no obligation to update the information in this press release.

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